Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Completes Refinancing of Senior Secured Credit Facility

Livonia, Mich., June 27, 2011: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today that it has completed the refinancing of its existing senior secured credit facility with a new $400 million senior secured credit facility. The new facility consists of a $300 million term loan and a $100 million revolving line of credit, of which $50 million was drawn at the closing. We used the proceeds of the new credit facility along with existing cash to repay and terminate the outstanding $462.2 million in term loans and the $50 million revolver, which was undrawn, and to pay related fees and expenses. The interest rate on the new term loan and revolver is grid-based and starts at LIBOR plus 175 basis points. The new credit facility will mature in June 2016, with only the term loan amortizing on a quarterly basis at 5% during each of the first two years, 10% during the third year, 15% in the fourth year and 11.25% in the fifth year, with the remaining 53.75% due at maturity.

We believe the new credit facility provides us greater flexibility in certain circumstances to use our cash flow for the benefit of our shareholders, and the terms better reflect our improved debt-to-earnings ratio. A one-time, non-cash charge of approximately $5.8 million ($3.5 million, net of tax), resulting from the write-off of unamortized fees related to the senior secured debt refinanced and termination of hedge accounting on the related interest rate swap, will negatively impact second quarter 2011 earnings per share (EPS) by approximately $0.07. We expect the refinancing will have a positive impact on future interest expense which we will discuss when we release second quarter earnings.

We will file a copy of the credit agreement as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com